Exhibit T3C(2)

BOART LONGYEAR MANAGEMENT PTY LIMITED,
as Issuer,

the Guarantors party hereto,

and

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of June 14, 2013

7% Senior Notes Due 2021

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE, dated as of June 14, 2013, among BOART LONGYEAR MANAGEMENT PTY LIMITED, a corporation incorporated under the laws of the Commonwealth of Australia (the “issuer”), the New Subsidiary Guarantors (as hereinafter defined), and U.S. BANK NATIONAL ASSOCIATION, as trustee (the “Trustee”). Terms used herein which are defined in the Indenture (as hereinafter defined) shall have the respective meanings assigned to them in the Indenture.

RECITALS

WHEREAS, the Issuer, Boart Longyear Limited (the “Parent”), certain Subsidiary Guarantors and the Trustee entered into an Indenture, dated as of March 28, 2011 (the “Indenture”), pursuant to which the Issuer issued $300,000,000 in aggregate principal amount of its 7% Senior Notes due 2021 (the “Notes”); and

WHEREAS, the Parent has formed two Restricted Subsidiaries, Boart Longyear Manufacturing USA Inc. and Boart Longyear Manufacturing Canada Ltd. (collectively, the “New Subsidiary Guarantors”); and

WHEREAS, Section 4.12 of the Indenture provides that, in the event the Issuer elects to have any Restricted Subsidiary become a Subsidiary Guarantor, the Issuer shall cause such Restricted Subsidiary to enter into a supplemental indenture in order to become a Subsidiary Guarantor under the Indenture; and

WHEREAS, Section 9.01(4) of the Indenture permits the Issuer, the Guarantors and the Trustee to supplement the Indenture, without notice to or consent of any Securityholder, to add Guarantees with respect to the Securities, including Subsidiary Guarantees;

WHEREAS, all acts and things prescribed by the Indenture, by law and by the articles of incorporation and bylaws of the Issuer, the New Subsidiary Guarantors and the Trustee necessary to make this First Supplemental Indenture a valid instrument legally binding on the Issuer, the New Subsidiary Guarantors and the Trustee, in accordance with its terms, have been done and performed;

NOW, THEREFORE, in order to declare the terms and conditions of the guarantee of the Notes by the New Subsidiary Guarantors, and in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders from time to time of the Notes, as follows:

ARTICLE I

SUBSIDIARY GUARANTEE

Each New Subsidiary Guarantor hereby acknowledges, agrees and confirms that, by its execution of this First Supplemental Indenture, such New Subsidiary Guarantor accedes to and assumes the obligations of a Subsidiary Guarantor under Article 10 of the Indenture, shall be deemed to be a party to the Indenture and a Subsidiary Guarantor for all purposes of the Indenture, and shall be bound by all of the terms, provisions and conditions contained in the Indenture applicable to a Subsidiary Guarantor, all as if such New Subsidiary Guarantor had originally executed the Indenture. Without limitation of the foregoing, the Subsidiary Guarantee of such New Subsidiary Guarantor shall be automatically and unconditionally released and discharged upon any of the circumstances described in clauses (1) through (5) of Section 10.08 of the Indenture.

ARTICLE II

MISCELLANEOUS

Section 2.1.	RATIFICATION AND CONFIRMATION OF THE INDENTURE.

This First Supplemental Indenture is supplemental to the Indenture and does and shall be deemed to form a part of, and shall be construed in connection with and as part of, the Indenture for any and all purposes. Except as specifically modified herein, the Indenture and the Notes are in all respects ratified and confirmed (mutatis mutandis) and shall remain in full force and effect in accordance with their terms.

Section 2.2.	EFFECTIVENESS.

This First Supplemental Indenture shall become effective upon execution and delivery by each of the Issuer, the New Subsidiary Guarantors, and the Trustee.

Section 2.3.	NO ADDITIONAL RESPONSIBILITIES ASSUMED BY THE TRUSTEE.

Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee by reason of this First Supplemental Indenture. This First Supplemental indenture is executed and accepted by the Trustee subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee with respect hereto. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture. The recitals and statements herein are deemed to be those of the Issuer and the New Subsidiary Guarantors and not of the Trustee.

Section 2.4.	GOVERNING LAW.

THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS FIRST SUPPLEMENTAL INDENTURE AND THE SUBSIDIARY GUARANTEE AND WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PRINCIPLES.

Section 2.5.	COUNTERPART ORIGINALS.

The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first written above.

THE ISSUER:

Executed in accordance with section 127 of the Corporation Act 2001 by BOART LONG YEAR MANAGEMENT PTY LIMITED

/s/ Frank Jamieson Clement	/s/ Fabrizio Rasetti

Director Signature	Director/Secretary Signature

Frank Jamieson Clement	Fabrizio Rasetti

THE GUARANTORS:

BOART LONGYEAR MANUFACTURING USA INC.

By:	/s/ Frank Jamieson Clement
Frank Jamieson Clement
Treasurer

BOART LONGYEAR MANUFACTURING CANADA LTD.

By:	/s/ Frank Jamieson Clement
Frank Jamieson Clement
Treasurer

THE TRUSTEE

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Kim R. Galbraith
Name: Kim R. Galbraith
Title: Vice President

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